EXHIBIT 99.1

FOR RELEASE: Thursday, July 21, 2016 at 9:00 AM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA, July 21, 2016 – Quaint Oak Bancorp, Inc. (the "Company") (OTCQX: QNTO), the holding company for Quaint Oak Bank (the "Bank"), announced today that net income for the quarter ended June 30, 2016 was $402,000, or $0.23 per basic and $0.21 per diluted share, compared to $374,000, or $0.22 per basic and $0.20 per diluted share for the same period in 2015.  Net income for the six months ended June 30, 2016 was $641,000, or $0.36 per basic and $0.33 per diluted share, compared to $583,000, or $0.34 per basic and $0.32 per diluted share for the same period in 2015.

Robert T. Strong, President and Chief Executive Officer stated, "We have gained momentum during the second quarter of this year and as a result I am pleased to report an increase in earnings that ranks as our historically highest earning quarter."

Mr. Strong continued, "Our loan portfolio is performing exceptionally well with non-performing loans as a percent of total loans receivable, net of 0.98% and a Texas ratio of 13.60% at June 30, 2016."

Mr. Strong added, "During the month of July, the Bank celebrates its 90th Anniversary having been chartered on July 2, 1926.  Achieving this benchmark is especially rewarding since the Bank has now surpassed $200 million in assets and our Lehigh Valley Regional Office, which opened on February 1, 2010, has grown to over $45 million in deposits.  Additionally, we are planning the launch of our insurance agency subsidiary shortly.  This highly anticipated addition to our family of subsidiary companies is intended to complement our existing lines of business."

In closing Mr. Strong commented, "As always in conjunction with having maintained a strong stock repurchase plan, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value."

Net income amounted to $402,000 for the three months ended June 30, 2016, an increase of $28,000, or 7.5%, compared to net income of $374,000 for three months ended June 30, 2015.  The increase in net income on a comparative quarterly basis was primarily the result of increases in non-interest income of $149,000 and net interest income of $23,000 and a decrease in the provision for loan losses of $55,000, offset by an increase in non-interest expense of $186,000 and an increase in the provision for income taxes of $13,000.

The $23,000, or 1.4% increase in net interest income for the three months ended June 30, 2016 over the comparable period in 2015 was driven by a $140,000, or 6.6% increase in interest income, partially offset by a $117,000, or 23.2% increase in interest expense.  The increase in interest income was primarily due to a $13.7 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $142.4 million for the three months ended June 30, 2015 to an average balance of $156.1 million for the three months ended June 30, 2016, and had the effect of increasing interest income $200,000.  Partially offsetting this increase was a 22 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.85% for the three months ended June 30, 2015 to 5.63% for the three months ended June 30, 2016, which had the effect of decreasing interest income by $88,000.  The increase in interest expense was primarily attributable to a $27.7 million increase in average interest-bearing liabilities, which increased from an average balance of $142.8 million for the three months ended June 30, 2015 to an average balance of $170.5 million for the three months ended June 30, 2016, and had the effect of increasing interest expense $107,000.  Also contributing to this increase was a five basis point increase in the average rate on interest-bearing liabilities, from 1.41% for the three months ended June 30, 2015 to 1.46% for the three months ended June 30, 2016, which had the effect of increasing interest expense by $10,000.  The average interest rate spread decreased from 4.09% for the three months ended June 30, 2015, to 3.42% for the same period in 2016 while the net interest margin decreased from 4.19% for the three months ended June 30, 2015 to 3.54% for the three months ended June 30, 2016.

The $55,000, or 45.5% decrease in the provision for loan losses for the three months ended June 30, 2016 over the three months ended June 30, 2015 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at June 30, 2016.

The $149,000, or 26.0% increase in non-interest income for the three months ended June 30, 2016 over the comparable period in 2015 was primarily attributable to a $128,000 increase in net gain on the sales of residential mortgage loans and a $31,000 increase in fee income generated by the Bank's mortgage banking and title abstract subsidiaries, partially offset by a $15,000 decrease in other fees and services charges.

The $186,000, or 12.6% increase in non-interest expense for the three months ended June 30, 2016 compared to the same period in 2015 was primarily attributable to a $117,000, or 11.7% increase in salaries and employee benefits expense, a $31,000 increase in other real estate owned expense, a $22,000 increase in occupancy and equipment expense, an $11,000 increase in professional fees, and a $6,000 increase in FDIC insurance assessment.  The increase in salaries and employee benefits expense for the 2016 period compared to 2015 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations. The increase in other real estate owned expense for the 2016 period compared to 2015 was primarily attributable to the $20,000 write-down of an other real estate owned (OREO) property in the second quarter of 2016.

The $13,000, or 5.8% increase in the provision for income taxes for the three months ended June 30, 2016 over the three month period ended June 30, 2015 was due primarily to the increase in pre-tax income as our effective tax rate remained relatively consistent at 37.3% for the 2016 period compared to 37.7% for the comparable period in 2015.

For the six months ended June 30, 2016, net income increased $58,000, or 9.9% from $583,000 for the six months ended June 30, 2015 to $641,000 for the six months ended June 30, 2016.  The increase in net income was primarily the result of increases in non-interest income of $224,000 and net interest income of $90,000 and a decrease in the provision for loan losses of $98,000, offset by increases in non-interest expense of $317,000 and the provision for income taxes of $37,000.

The $90,000, or 2.9% increase in net interest income for the six months ended June 30, 2016 over the comparable period in 2015 was driven by a $312,000, or 7.6% increase in interest income, partially offset by a $222,000, or 22.7% increase in interest expense.  The increase in interest income was primarily due to a $16.0 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $136.2 million for the six months ended June 30, 2015 to an average balance of $152.2 million for the six months ended June 30, 2016, and had the effect of increasing interest income $472,000.  Partially offsetting this increase was a 26 basis point decline in the average yield on loans receivable, net, including loans held for sale, from 5.89% for the six months ended June 30, 2015 to 5.63% for the six months ended June 30, 2016, which had the effect of decreasing interest income by $199,000.  The increase in interest expense was primarily attributable to a $26.7 million increase in average interest-bearing liabilities, which increased from an average balance of $139.4 million for the six months ended June 30, 2015 to an average balance of $166.1 million for the six months ended June 30, 2016, and had the effect of increasing interest expense $206,000.  Also contributing to this increase was a four basis point increase in the average rate on interest-bearing liabilities, from 1.41% for the six months ended June 30, 2015 to 1.45% for the six months ended June 30, 2016, which had the effect of increasing interest expense by $16,000.  The average interest rate spread decreased from 3.99% for the six months ended June 30, 2015, to 3.43% for the same period in 2016 while the net interest margin decreased from 4.12% for the six months ended June 30, 2015 to 3.56% for the six months ended June 30, 2016.

As was the case for the quarter, the $98,000, or 46.9% decrease in the provision for loan losses for the six months ended June 30, 2016 compared to the six months ended June 30, 2015 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans at June 30, 2016.

The $224,000, or 22.6% increase in non-interest income for the six months ended June 30, 2016 over the comparable period in 2015 was primarily attributable to a $122,000 increase in net gain on the sales of residential mortgage loans, $60,000 increase in fee income generated by the Bank's mortgage banking and title abstract subsidiaries, and a $50,000 increase in the gain on the sale of SBA loans, partially offset by a $19,000 decrease in other fees and services charges.

The $317,000, or 10.7% increase in non-interest expense for the six months ended June 30, 2016 over the comparable period in 2015 was attributable to a $151,000 increase in salaries and employee benefits expense, an $89,000 increase in other real estate owned expense, a $26,000 increase in occupancy and equipment expense, a $25,000 increase in professional fees, a $14,000 increase in other expense, and a  $10,000 increase in FDIC insurance assessment.  As was the case for the quarter, the increase in salaries and employee benefits expense for the 2016 period compared to 2015 was primarily attributable to increased staff as the Company continues to expand its mortgage banking and lending operations.  The increase in other real estate owned expense for the 2016 period compared to 2015 was primarily attributable to the write-down of four OREO properties in the six months of 2016.

The $37,000, or 10.2% increase in the provision for income taxes for the six months ended June 30, 2016 over the six month period ended June 30, 2015 was due primarily to the increase in pre-tax income as our effective tax rate remained consistent at 38.4% for both the 2016 and 2015 periods.

The Company's total assets at June 30, 2016 were $202.3 million, an increase of $18.1 million, or 9.8%, from $184.2 million at December 31, 2015.  This growth in total assets was primarily due to an $11.0 million, or 7.7%, increase in loans receivable, net, a $3.5 million, or 116.4% increase in investment securities available for sale, and a $2.5 million, or 14.5% increase in cash and cash equivalents. The largest increases within the loan portfolio occurred in the following categories: commercial real estate loans which increased $11.6 million, or 24.4%, commercial business loans which increased $1.6 million, or 62.2%, and one-to-four family residential non-owner occupied loans which increased $1.1 million, or 2.2%.  The largest decrease within the loan portfolio occurred in the home equity loans category which decreased $1.6 million, or 21.2%.

Total interest-bearing deposits increased $16.2 million, or 11.0%, to $163.0 million at June 30, 2016  from $146.8 million at December 31, 2015.  This increase in interest-bearing deposits was primarily attributable to increases of $14.0 million, or 12.1% in certificates of deposit and $3.2 million, or 12.0% in money market accounts, partially offset by a $1.1 million, or 33.2% decrease in savings accounts.  Total non-interest bearing checking accounts increased $978,000, or 40.6%, to $3.4 million at June 30, 2016 from $2.4 million at December 31, 2015.

Total stockholders' equity increased $817,000, or 4.3%, to $19.9 million at June 30, 2016 from $19.0 million at December 31, 2015.  Contributing to the increase was net income for the six months ended June 30, 2016 of $641,000, the reissuance of treasury stock for exercised stock options of $112,000, common stock earned by participants in the employee stock ownership plan of $86,000, amortization of stock awards and options under our stock compensation plans of $64,000, the reissuance of treasury stock under the Bank's 401(k) Plan of $50,000, and a decrease in other comprehensive loss of $13,000.  These increases were partially offset by dividends paid of $143,000 and the purchase of 497 shares of the Company's stock as part of the Company's stock repurchase program for an aggregate purchase price of $6,000.

    Non-performing loans amounted to $1.5 million, or 0.98% of net loans receivable at June 30, 2016, consisting of thirteen loans, seven of which are on non-accrual status and six of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $852,000, or 0.59% of net loans receivable at December 31, 2015, consisting of nine loans, three of which were on non-accrual status and six of which were 90 days or more past due and accruing interest.  The non-performing loans at June 30, 2016 include ten one-to-four family non-owner occupied residential loans, two commercial real estate loans, and one one-to-four family owner occupied residential loan, and all are generally well-collateralized or adequately reserved for.  During the quarter ended June 30, 2016, no new loans were placed on non-accrual status and one loan previously on non-accrual status was paid-off.  The allowance for loan losses as a percent of total loans receivable was 0.91% at June 30, 2016 and December 31, 2015.

Other real estate owned, net, amounted to $1.4 million at June 30, 2016, consisting of six properties.  This compares to seven properties totaling $1.4 million at December 31, 2015.  Non-performing assets amounted to $2.9 million, or 1.43% of total assets at June 30, 2016 compared to $2.3 million, or 1.23% of total assets at December 31, 2015.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Founded in 1926 and celebrating its 90th Anniversary, Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two regional offices located in the Delaware Valley and Lehigh Valley markets in Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC. Consolidated Balance Sheets (In Thousands)

	At June 30, 2016	At December 31, 2015
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$19,695	$17,206
Investment in interest-earning time deposits	6,146	6,136
Investment securities available for sale at fair value	6,502	3,005
Loans held for sale	5,625	5,064
Loans receivable, net of allowance for loan losses (2016: $1,424; 2015: $1,313)	154,342	143,305
Accrued interest receivable	1,098	983
Investment in Federal Home Loan Bank stock, at cost	633	618
Bank-owned life insurance	3,682	3,638
Premises and equipment, net	1,764	1,834
Other real estate owned, net	1,446	1,410
Prepaid expenses and other assets	1,327	969
Total Assets	$202,260	$184,168

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$3,385	$2,407
Interest-bearing	163,042	146,822
Total deposits	166,427	149,229
Federal Home Loan Bank advances	13,500	13,500
Accrued interest payable	125	123
Advances from borrowers for taxes and insurance	1,791	1,859
Accrued expenses and other liabilities	564	421
Total Liabilities	182,407	165,132
Stockholders' Equity	19,853	19,036
Total Liabilities and Stockholders' Equity	$202,260	$184,168

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Interest Income	$2,270	$2,130	$4,432	$4,120
Interest Expense	622	505	1,202	980
Net Interest Income	1,648	1,625	3,230	3,140
Provision for Loan Losses	66	121	111	209
Net Interest Income after Provision for Loan Losses	1,582	1,504	3,119	2,931
Non-Interest Income	721	572	1,215	991
Non-Interest Expense	1,662	1,476	3,293	2,976
Income before Income Taxes	641	600	1,041	946
Income Taxes	239	226	400	363
Net Income	$402	$374	$641	$583

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Per Common Share Data:	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.23	$0.22	$0.36	$0.34
Average shares outstanding – basic	1,775,829	1,714,582	1,765,078	1,709,114
Earnings per share – diluted	$0.21	$0.20	$0.33	$0.32
Average shares outstanding – diluted	1,938,627	1,869,558	1,930,675	1,861,090
Tangible book value per share, end of period	$10..60	$9.97	$10.60	$9.97
Shares outstanding, end of period	1,873,133	1,826,326	1,873,133	1,826,326

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	4.88%	5.50%	4.88%	5.40%
Average rate on interest-bearing liabilities	1.46%	1.41%	1.45%	1.41%
Average interest rate spread	3.42%	4.09%	3.43%	3.99%
Net interest margin	3.54%	4.19%	3.56%	4.12%
Average interest-earning assets to average interest-bearing liabilities	109.19%	108.49%	109.23%	109.37%
Efficiency ratio	70.14%	67.18%	74.07%	72.03%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	0.98%	1.56%	0.98%	1.56%
Non-performing assets as a percent of total assets	1.43%	1.62%	1.43%	1.62%
Allowance for loan losses as a percent of non-performing loans	94.38%	57.93%	94.38%	57.93%
Allowance for loan losses as a percent of total loans receivable	0.91%	0.90%	0.91%	0.90%
Texas Ratio (2)	13.60%	13.92%	13.60%	13.92%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

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